Exhibit 10.4

April 16, 2009

Steve Saferin

1500 Bluegrass Lakes Parkway

Alpharetta, Georgia

Dear Steve:

As we have discussed, as part of ongoing succession planning and review of executive employment contracts, the Compensation Committee of the Board and Joseph R. Wright, Chief Executive Officer of Scientific Games Corporation (“SGC”), have determined that a modification of your duties under your employment is in the best interest of the Company and agreeable to you.  As you know, Scientific Games International, Inc., a wholly owned subsidiary of SGC (the “Company”), and you entered into an Employment Agreement dated as of January 1, 2006 (executed on August 2, 2006), as amended by the letter agreements dated August 5, 2008 and December 30, 2008 (as so amended, the “Employment Agreement”).  At this time, the Company and you wish to memorialize certain understandings with regard to the modification of your Employment Agreement to take effect immediately, which Employment Agreement, except as amended hereby, will continue in full force and effect:

Section 3: Your duties as President of Properties will immediately begin to transition from responsibility of the profit and loss of the Properties division to lottery and gaming strategic initiatives and, although you will remain a Vice President of SGC, you will no longer be President of Properties but rather carry the title of Chief Creative Officer reporting to the President and Chief Operating Officer of SGC, responsible for defining, developing and leading a sound proactive and innovative development program focusing on conceptual content and product ideas for the lottery industry and the related gaming activities of the Company and its affiliates, as well as serving as an officer or director of any subsidiary or affiliate of the Company if elected to any such position by the shareholders of the board of directors of the Company or any subsidiary or affiliate thereof, as the case may be.  In such capacities, you shall perform such duties and shall have such responsibilities as are normally associated with such positions and as otherwise may be assigned to you from time to time by the Chief Executive Officer or the Chief Operating Officer of SGC or the Company or upon the authority of the board of directors of SGC or the Company.  Subject to Section 5(e) of the Employment Agreement, your functions, duties and responsibilities are subject to reasonable changes as the Company may in good faith determine.  You hereby agree to accept such employment and to serve the Company and its affiliates to the best of your ability in such capacities, devoting substantially all of your business time to such employment.  You acknowledge and agree that the modification of your title and responsibilities, effective immediately, to no longer include the title or responsibilities of President of Properties as contemplated hereby constitutes your waiver and release of any claim that such modification or any other amendments set forth herein constitute “Good Reason” (as defined in Section 5(e) of the Employment Agreement).

Please indicate your agreement to the foregoing by countersigning and returning an original signed copy of this letter to me.

Very truly yours,

Scientific Games International, Inc.

		By:	/s/ Michael Chambrello
Name: Michael Chambrello
Title: President and Chief Operating Officer

Accepted and Agreed to:

By:	/s/ Steve Saferin
Steve Saferin